EXHIBIT 99.1

DRIFTWOOD ENERGY PARTNERS, LLC

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021
with Report of Independent Auditors

DRIFTWOOD ENERGY PARTNERS, LLC

CONSOLIDATED FINANCIAL STATEMENTS

Years Ended December 31, 2022 and 2021

Independent Auditor’s Report

To the Members of
Driftwood Energy Partners, LLC

Opinion

We have audited the consolidated financial statements of Driftwood Energy Partners, LLC and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2022 and 2021, and the related consolidated statements of operations, members’ equity, and cash flows for the years then ended, and the related notes to the consolidated financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements section of our report. We are required to be independent of the Company, and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Subsequent Event

As discussed in note J to the consolidated financial statements, on February 14, 2023, the Company entered into an agreement to sell the assets of a subsidiary, Driftwood Energy Operating, LLC. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the consolidated financial statements are issued (or when applicable, one year after the date that the consolidated financial statements are available to be issued).

Weaver and Tidwell, L.L.P.
2300 North Field Street, Suite 1000 | Dallas, Texas 75201
Main: 972.490.1970
CPAs AND ADVISORS | WEAVER.COM

The Members of
Driftwood Energy Partners, LLC

Auditor’s Responsibilities for the Audit of the Consolidated Financial Statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with GAAS, we:

•Exercise professional judgment and maintain professional skepticism throughout the audit.
•Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements.
•Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.
•Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.
•Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control–related matters that we identified during the audit.

/s/ Weaver and Tidwell, L.L.P.

WEAVER AND TIDWELL, L.L.P.

Dallas, Texas
March 20, 2023, except as to the addition of Supplemental Oil and Gas Reserves Information (Unaudited), which is as of June 7, 2023.

DRIFTWOOD ENERGY PARTNERS, LLC
CONSOLIDATED BALANCE SHEETS

	December 31,
	2022	2021
Assets

Current assets:
Cash and cash equivalents	$8,576,210	$7,649,558
Accounts receivable	9,694,573	11,669,064
Prepaid expenses and other current assets	402,630	274,100
Total current assets	18,673,413	19,592,722

Oil and natural gas properties (successful efforts accounting):
Proved oil and natural gas properties	219,202,498	120,577,266
Unproved oil and natural gas properties	10,251,491	24,157,148
Accumulated depletion	(27,417,060)	(16,421,225)
Total oil and natural gas properties, net	202,036,929	128,313,189

Other non-current assets:
Other property and equipment, net	—	2,256
Other non-current assets	964,834	133,924
Total other non-current assets	964,834	136,180

Total assets	$221,675,176	$148,042,091

Liabilities and Members' Equity

Current liabilities:
Accounts payable	$3,823,430	$6,856,924
Accrued expenses	412,505	1,601,321
Revenue payable	5,985,736	1,513,764
Current derivative liability	5,621,893	8,142,455
Current portion of asset retirement obligations	254,976	48,581
Total current liabilities	16,098,540	18,163,045

Non-current liabilities:
Line-of-credit	77,161,685	37,045,231
Deferred rent liability	—	11,340
Derivative liability	1,569,291	3,257,215
Asset retirement obligations	511,436	581,336
Total non-current liabilities	79,242,412	40,895,122

Members' equity
Members' equity	126,810,557	89,460,257
Members receivables	(476,333)	(476,333)
Total members' equity	126,334,224	88,983,924

Total liabilities and members' equity	$221,675,176	$148,042,091

See accompanying notes to consolidated financial statements.

DRIFTWOOD ENERGY PARTNERS, LLC
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2022	2021
Revenues:
Oil and natural gas sales, net	$85,685,089	$31,803,060

Operating Expenses:
Lease operating	10,453,123	4,093,421
Production and ad valorem taxes	4,757,208	1,900,530
Depletion expense	11,017,204	4,978,958
Depreciation expense	2,314	2,032
Accretion expense	42,190	45,652
General and administrative	3,333,317	3,487,090
Impairment of oil and natural gas properties	1,005,033	3,190,663
Exploration	143,257	53,540
Total operating expenses	30,753,646	17,751,886

Operating Income	54,931,443	14,051,174

Other Income (Expenses):
Unrealized gain (loss) on derivatives	4,208,486	(11,930,795)
Realized loss on derivatives	(18,855,309)	(3,821,893)
Interest expense	(2,934,320)	(1,272,987)
Other income	—	5,500,000
Loss on sale of assets	—	(6,386,920)
Total other expense	(17,581,143)	(17,912,595)

Net Income (Loss)	$37,350,300	$(3,861,421)

See accompanying notes to consolidated financial statements.

DRIFTWOOD ENERGY PARTNERS, LLC
CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY

Years Ended December 31, 2022 and 2021

	Members'	Member
	Equity	Receivables	Total
Balance at December 31, 2020	$93,321,678	$(476,333)	$92,845,345

Net loss	(3,861,421)	—	(3,861,421)

Balance at December 31, 2021	89,460,257	(476,333)	88,983,924

Net income	37,350,300	—	37,350,300

Balance at December 31, 2022	$126,810,557	$(476,333)	$126,334,224

See accompanying notes to consolidated financial statements.

DRIFTWOOD ENERGY PARTNERS, LLC
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended December 31,
	2022	2021
Operating Activities
Net income (loss)	$37,350,300	$(3,861,421)
Adjustments to reconcile net income (loss) to net cash
provided by operating activities:
Depletion expense	11,017,204	4,978,958
Depreciation, amortization and accretion expense	44,504	47,684
Amortization of debt issuance costs	190,023	75,806
Impairment of oil and natural gas properties	1,005,033	3,190,663
Interest (PIK)	566,454	592,231
Deferred rent liability	(11,340)	(13,224)
Loss on sale of assets	—	(6,386,920)
Change in derivative commodity contracts	(4,208,486)	11,930,795
Changes in operating assets and liabilities:
Accounts receivable	1,987,401	(9,644,653)
Prepaids	(141,440)	(155,226)
Accounts payable	2,602,504	712,463
Accrued expenses	(420,880)	136,548
Revenue payable	4,386,192	82,156
Net cash provided by operating activities	54,367,469	1,685,860

Investing Activities
Acquisition/development of oil and natural gas properties	(94,093,617)	(19,562,265)
Additions to other property and equipment	-	(2,226)
Proceeds from sale of proved properties	2,123,733	6,120,347
Net cash used in investing activities	(91,969,884)	(13,444,144)

Financing Activities
Proceeds from line-of-credit	57,000,000	30,000,000
Repayment of line-of-credit	(17,450,000)	(13,000,000)
Debt issuance costs	(1,020,934)	(10,129)
Net cash provided by financing activities	38,529,066	16,989,871
Net increase in cash and cash equivalents	926,652	5,231,587
Cash and cash equivalents at beginning of year	7,649,558	2,414,971
Cash and cash equivalents at end of year	$8,576,209	$7,646,558

Supplemental Disclosure of Cash Flow Information
Cash paid during the year for interest	$2,085,294	$482,274

Non-cash Transactions:
Additions/revisions to asset retirement obligations	$346,984	$82,389
Additions to oil and natural gas properties in accounts payable and accrued liabilities	$634,405	$6,952,557

See accompanying notes to consolidated financial statements.

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2022, and 2021

A. Nature of Business

Driftwood Energy Partners, LLC (the “Company”), is engaged in the exploration and development of oil and natural gas properties. The Company was organized as a Delaware Limited Liability Company (“LLC”) on September 27, 2017. The Company has three wholly owned subsidiaries Driftwood Energy Operating, LLC (“Operating”), Driftwood Energy Management, LLC (“Management”), and Driftwood Energy Intermediate, LLC (“Intermediate”). The Company’s offices are in Dallas, Texas.

B. Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Basis of Accounting and Principles of Consolidation

The accounts are maintained, and the consolidated financials have been prepared using the accrual basis of accounting in accordance with generally accepted accounting principles (“GAAP”). The consolidated financial statements include the accounts of Operating, Management, and Intermediate. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect certain reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from these estimates and assumptions.

Cash and Cash Equivalents

The Company considers all highly-liquid investments with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents as of December 31, 2022 and 2021.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to a concentration of credit risk consists principally of cash. The Company maintains deposits in one financial institution, which may at times exceed amounts covered by insurance provided by the U.S. Federal Deposit Insurance Corporation (“FDIC”). The Company has not experienced any losses related to amounts in excess of FDIC limits.

Substantially all of the Company’s accounts receivable is due from either purchasers of crude oil and natural gas or participants in crude oil and natural gas wells which the Company serves as the operator. Generally, operators of crude oil and natural gas properties have the right to offset future revenues against unpaid charges related to operate wells. The Company’s receivables from purchasers are generally unsecured; however, credit losses to date have been minimal.

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Concentrations of Credit Risk - continued

Oil and gas sales to six purchasers totaled approximately 100% of gross oil and natural gas revenues for both years ended December 31, 2022, and 2021, respectively. Accounts receivable from these six purchasers was 100% of the Company’s accounts receivable as of December 31, 2022 and 2021, respectively.

Due to the nature of the markets for oil and natural gas, the Company does not believe the loss of any one purchaser would have a material adverse impact on the Company’s financial position, results of operations, or cash flows for any significant period of time.

Accounts Receivable

Accounts receivable are stated at amounts management expects to collect from outstanding balances. The Company’s accounts receivable are due from purchasers of oil and natural gas and amounts due from other interest holders. Oil and natural gas sales receivables related to these operations are generally unsecured. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for doubtful accounts only after all collection attempts have been exhausted. As of December 31, 2022, and 2021 no credit losses had occurred and an allowance for doubtful accounts was not recorded.

Oil and Natural Gas Properties

The Company follows the successful efforts accounting method for its oil and natural gas properties. Under this method, costs of acquiring properties, costs of drilling successful exploration wells, and development costs are capitalized. The costs of exploratory wells are initially capitalized pending a determination of whether proved reserves have been found. At the completion of drilling activities, the costs of exploratory wells remain capitalized if a determination is made that proved reserves have been found. If no proved reserves have been found, the costs of each of the related exploratory wells are charged to expense. In some cases, a determination of proved reserves cannot be made at the completion of drilling, requiring additional testing, and evaluation of the wells. The Company’s policy is to expense the costs of such exploratory wells if a determination of proved reserves has not been made within a twelve-month period after drilling is complete. Exploration costs such as geological, geophysical, and seismic costs are expensed as incurred, unless such costs relate to seismic surveys to further develop a proven area and then, those costs are capitalized.

Capitalized costs are depleted on a composite unit-of-production method based on proved oil and natural gas reserves on a field level basis.

The partial sale of a proved property within an existing field is accounted for as a normal retirement and no net gain or loss on divestiture activity is recognized as long as the treatment does not significantly affect the units-of-production depletion rate. The sale of a partial interest in an individual proved property is accounted for as a recovery of cost. A net gain or loss on divestiture activity is recognized in the accompanying statements of operations for all other sales of proved properties.

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Oil and Natural Gas Properties – continued

The costs of unproved properties are excluded from depletion until the properties are evaluated. All unevaluated properties are reviewed by management on an annual basis to determine whether or not proved reserves have been assigned to the properties or if impairment has occurred. The Company recognized impairments of approximately $1.0 million and $3.2 million for the years ended December 31, 2022, and 2021 respectively.

The Company reviews its proved oil and natural gas properties for impairment whenever events or changes in circumstances indicate that the carrying amounts of such properties may not be recoverable. The determination of recoverability is made based upon estimated undiscounted future net cash flows. The amount of impairment loss, if any, is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related asset.

The Company can capitalize certain internal overhead and interest costs directly attributable to acquisition, exploration and development activities. Capitalized costs may not include any costs related to production, lease operating expense or similar activities. The Company did not capitalize any internal overhead or interest costs in 2022 and 2021.

Other Property and Equipment

Other property and equipment are carried at cost. Major renewals and improvements are capitalized while expenditures for maintenance and repairs are expensed as incurred. The Company's other property and equipment policy requires all items under $2,000 to be expensed. Upon sale or abandonment, the cost of the equipment and related accumulated depreciation are removed from the accounts and any gain or loss is recognized. Depreciation is calculated using the straight-line method over the estimated useful lives ranging between three and five years.

The Company evaluates other property and equipment for potential impairment whenever indicators of impairment are present. Circumstances that could indicate potential impairment include significant adverse changes in industry trends and the economic outlook, legal actions, regulatory changes, and significant declines in utilization rates.

If it is determined that other property and equipment are potentially impaired, we perform an impairment evaluation by estimating the future undiscounted net cash flow from the use and eventual disposition of other property and equipment grouped at the lowest level at which cash flows can be identified. If the sum of the future undiscounted net cash flows is less than the net book value of the property, an impairment loss is recognized for the excess, if any, of the assets’ net book values over their estimated discounted fair values. As of December 31, 2022 and 2021, no impairment expense was recorded.

Accounts Payable and Accrued Expenses

Accounts payable and accrued expenses include amounts payable from expenses incurred directly by the Company.

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Asset Retirement Obligations

The Company recognizes an asset retirement obligation for legal obligations associated with the retirement of the Company’s oil and natural gas properties. Oil and natural gas producing companies incur such a liability upon acquiring or drilling a well. An asset retirement obligation (“ARO”) is recorded as a liability at its estimated present value at the asset’s inception, with an offsetting increase to producing properties in the accompanying balance sheets which is depreciated on a unit–of– production basis. Periodic accretion of the discount on asset retirement obligations is recorded as an expense in the accompanying statement of operations. See further discussion of AROs at Note E.

Member Receivable

Member receivables consist of notes receivable from the management members of the Company. These notes are classified as receivables within equity, as these notes represent a capital contribution to the Company. See Note G for further information.

Revenue Recognition

On January 1, 2019, the Company adopted ASU No. 2014–09, Revenue from Contracts with Customers (“Topic 606”), which supersedes the revenue recognition requirements in Accounting Standards Codification (“ASC”) 605, Revenue Recognition. The Financial Accounting Standards Board (“FASB”) has also issued several amendments (ASU 2015-14, ASU 2016-08, ASU 2016-10, ASU 2016-12 and ASU 2016-20) clarifying different aspects of Topic 606. The Company implemented this standard using the modified retrospective method applied to contracts for the year ended December 31, 2019.

Oil, natural gas and natural gas liquids revenues are recognized upon the transfer of control of the products to a purchaser. Transfer of control typically occurs when the products are delivered to the purchaser, title or risk of loss has transferred and collectability of the revenue is reasonably assured. Revenue is recognized net of royalties due to third parties in an amount that reflects the consideration the Company expects to receive in exchange for those products. The Company’s oil production is primarily sold under market-sensitive contracts that are typically priced at a differential to a market index price or at purchaser posted prices for the producing area. For oil contracts, the Company generally records sales based on the net amount received. The Company’s natural gas production is primarily sold under market-sensitive contracts that are typically priced at a differential to the published natural gas index price for the producing area due to the natural gas quality and the proximity to major consuming markets. For natural gas contracts, the Company generally records sales at the wellhead or inlet of the gas processing plant as revenues net of transportation, gathering and processing expenses if the processor is the customer and there is no redelivery of commodities to the Company at the tailgate of the plant.

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Revenue Recognition – continued

As a result of Topic 606 adoption, there were no significant changes to the timing of revenue recognized for sales of production.

Contract Balances

Customers are invoiced once the Company’s performance obligations have been satisfied. Payment terms and conditions vary by contract type, although terms generally include a requirement of payment within 30 days. There are no significant judgments that significantly affect the amount or timing of revenue from contracts with customers. Accordingly, the Company’s oil and natural gas sales contacts do not give rise to material contract assets or contract liabilities. Accounts receivable from the sales of oil and natural gas are primarily from purchasers and from exploration and production companies that own interests in properties operated on behalf of the Company.

Performance Obligations

The Company applies the optional exemptions in Topic 606 and does not disclose consideration for remaining performance obligations with an original expected duration of one year or less or for variable consideration related to unsatisfied performance obligations.

Derivatives

The Company uses various financial instruments for non-trading purposes to manage and reduce price volatility and other market risks associated with its oil and natural gas production. These arrangements are structured to reduce the Company’s exposure to commodity price decreases, but they can also limit the benefit the Company might otherwise receive from commodity price increases. The Company’s risk management activity is generally accomplished through over-the-counter commodity derivative contracts with large financial institutions. The Company applies the provisions of the “Derivatives and Hedging” topic of the Accounting Standards Codification (“ASC”), which requires each derivative instrument to be recorded in the accompanying consolidated balance sheets at fair value.

If a derivative has not been designated as a hedge or does not otherwise qualify for hedge accounting, it must be adjusted to fair value through earnings. The Company elected not to designate its current portfolio of commodity derivative contracts as hedges for accounting purposes. Therefore, changes in fair value of these derivative instruments are recognized in earnings in the accompanying consolidated statements of operations.

At December 31, 2022, the Company’s derivatives were composed of the following:

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Derivatives – continued

Commodity price	Volume (Bbl/MMBTU)	Strike
Swaps (crude oil)
Jan – Mar 2023	7,008	$44.45
Jan – Dec 2024	75,950	63.75

Swaps (natural gas)
Mar – Dec 2023	127,100	2.46
Jan – Dec 2024	263,900	3.39
Jan – Dec 2024	298,700	(1.10)
Jan – Dec 2024	191,800	3.15

Call Options (crude oil)
Jan – Dec 2023	417,908	35.00 – 93.50
Jan – Dec 2024	217,350	50.00 – 89.50

Call Options (natural gas)
Feb – Dec 2023	200,000	2.00 – 3.01

WTI Diff Spread (crude oil)
Feb – Dec 2023	651,818	0.32
Jan – Dec 2024	293,300	0.22

WTI Diff Spread (natural gas)
Jan – Dec 2023	2,026,881	(1.76) – (0.31)
Jan – Dec 2024	933,292	(1.00)

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Derivatives – continued

At December 31, 2021, the Company’s derivatives were composed of the following:

Commodity price	Volume (Bbl/MMBTU)	Strike
Swaps (crude oil)
Jan – Mar 2022	18,000	$51.00
Apr – Dec 2022	42,270	54.40
Jan – Mar 2022	550	40.75
Feb – Apr 2022	82,700	67.10
Jan – Mar 2023	7,008	44.45
Jan – Dec 2024	75,950	63.75

Swaps (natural gas)
Apr – Jun 2022	24,000	2.34
Feb – May 2022	125,200	4.06
Mar – Dec 2023	127,100	2.46
Jan – Dec 2024	191,800	3.15

Call Options (crude oil)
Jan – Dec 2022	453,387	30.00 – 83.10
Jan – Dec 2023	327,608	35.00 – 84.30
Jan – Mar 2024	75,950	50.00 – 84.00

Call Options (natural gas)
Jan – Dec 2022	319,600	2.00 – 3.24
Jan – Mar 2023	232,000	2.00 – 3.01

WTI Diff Spread (crude oil)
Jan – Dec 2022	315,472	0.00 – 0.95
Jan – Dec 2023	219,116	0.00
Jan – Dec 2024	151,900	0.22

WAHA Diff Spread (natural gas)
Jan – Dec 2022	571,786	(0.66) – (0.31)
Jan – Mar 2023	31,862	(0.31)

Fair Value Measurement

GAAP defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date and establishes a three-tier hierarchy that is used to identify assets and liabilities measured at fair value. The hierarchy

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Fair Value Measurement – continued

focuses on the inputs used to measure fair value and requires that the lowest level input be used. The three levels defined are as follows:

•Level 1 — observable inputs that are based upon quoted market prices for identical assets or liabilities within active markets.

•Level 2 — observable inputs other than Level 1 that are based upon quoted market prices for similar assets or liabilities, based upon quoted prices within inactive markets, or inputs other than quoted market prices that are observable through market data for substantially the full term of the asset or liability.

•Level 3 — inputs that are unobservable for the particular asset or liability due to little or no market activity and are significant to the fair value of the asset or liability. These inputs reflect assumptions that market participants would use when valuing the particular asset or liability.

The Company’s derivatives consist of over–the–counter (“OTC”) contracts which are not traded on a public exchange. As the fair value of these derivatives is based on inputs using market prices obtained from independent brokers or determined using quantitative models that use as their basis readily observable market parameters that are actively quoted and can be validated through external sources, including third party pricing services, brokers and market transactions, the Company has categorized these derivatives as Level 2. The Company values these derivatives using the income approach using inputs such as the forward curve for commodity prices based on quoted market prices and prospective volatility factors related to changes in the forward curves. The Company’s estimates of fair value have been determined at discrete points in time based on relevant market data.

The following table presents assets that are measured at fair value on a recurring basis as of December 31, 2021 and 2020:

	December 31, 2022
	Level 1	Level 2	Level 3	Total
Assets (Liabilities)
Oil and natural gas commodity contracts	$—	$(7,191,184)	$—	$(7,191,184)

	December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets (Liabilities)
Oil and natural gas commodity contracts	$—	$(11,399,670)	$—	$(11,399,670)

B. Summary of Significant Accounting Policies - continued

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Fair Value Measurement – continued

Our other financial instruments consist primarily of the cash and cash equivalents, trade and other receivables, accounts payable and accrued expenses. The carrying value of our trade and other receivables, accounts payable and accrued expenses approximates fair value due to their highly liquid nature, short term maturity, or competitive rates assigned to these financial statements.

Income Taxes

The Company is organized as a limited liability company and taxed as a partnership for federal income tax purposes. As a result, income or losses are taxable or deductible to the members rather than at the Company level; accordingly, no provision has been made for federal income taxes in the accompanying consolidated financial statements. In certain instances, the Company is subject to state taxes on income arising in or derived from the state tax jurisdictions in which it operates.

State income tax positions are evaluated in a two-step process. The Company first determines whether it is more likely than not that a tax position will be sustained upon examination. If a tax position meets the more likely than not threshold, it is then measured to determine the amount of expense to record in the consolidated financial statements. The tax expense recorded would equal the largest amount of expense related to the outcome that is 50% or greater likely to occur. The Company classifies any potential accrued interest recognized on an underpayment of income taxes as interest expense and classifies any statutory penalties recognized on a tax position taken as operating expense.

Management of the Company has not taken a tax position that, if challenged, would be expected to have a material effect on the consolidated financial statements as of or for the years ended December 31, 2022 and 2021. The Company did not incur any penalties or interest related to its state tax returns during the years ended December 31, 2022 and 2021.

Under the new centralized partnership audit rules effective for tax years beginning after 2017, the Internal Revenue Service (“IRS”) assesses and collects underpayments of tax from the partnership instead of from each partner. The partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules.

The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners. Any payment made by the partnership as a result of an IRS examination will be treated as a distribution from the partnership to the partners in the consolidated financial statements.

General and Administrative Expenses

General and administrative expenses include corporate expenses, accounting, legal and insurance.

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

B. Summary of Significant Accounting Policies - continued

Recent Accounting Pronouncement

In February 2016, the Financial Accounting Standards Board issued Accounting Standards Update 2016-02, Leases. This update applies to any entity that enters into a lease, with some specified scope exemptions. Under this update, a lessee should recognize in the statement of financial position a liability to make lease payments (the lease liability) and a right-of-use asset representing its right to use the underlying asset for the lease term. Entities will be required to recognize and measure leases at the beginning of the earliest period presented using a modified retrospective approach.

The Company has only 1 real estate lease which qualifies under ASC 842. This lease is expiring in 2024. The Company has entered into a transaction to divest its assets of Driftwood Energy Operating, LLC on February 14, 2023 and intend to terminate this lease in 2023. The Company has evaluated that impact of this standard is immaterial on the financials and decided not to implement it.

C. Oil and Natural Gas Properties

The Company’s oil and natural gas properties consist of the following as of December 31, 2022 and 2021:

	2022	2021
Proved oil and natural gas properties	$219,202,498	$120,577,266
Unproved oil and natural gas properties	10,251,491	24,157,148
Accumulated depletion and impairment	(27,417,060)	(16,421,225)
Oil and natural gas properties, net	$202,036,929	$128,313,189

D. Other Property and Equipment

Other property and equipment consisted of the following as of December 31, 2022 and 2021:

	2022	2021
Office equipment	$6,505	$6,505
Office furniture	6,361	6,361
IT- Hardware	45,500	45,500
Less accumulated depreciation	(58,366)	(56,110)
Other property and equipment, net	$—	$2,256

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

E. Asset Retirement Obligations

Changes in the Company’s asset retirement obligations for the years ended December 31, 2022 and 2021 are as follows:

	2022	2021
Asset retirement obligations at beginning of year	$629,918	$745,131
Additions during the year	122,767	82,389
Revisions	224,217
Liabilities settled	(252,680)	(243,254)
Accretion of discount	42,190	45,652
Asset retirement obligations at end of year	$766,412	$629,918

F. Line of Credit

The Company has a reserve-based lending facility with certain financial institutions with aggregate commitments totaling $100 million. The Company had an outstanding balance on the facility of
$58,000,000 and $18,450,000 as of December 31, 2022, and 2021, respectively. The borrowing base is periodically redetermined based on the proved oil and gas properties of the Company. The borrowing base for the facility was $95 million as of December 31, 2022. The credit agreement is secured against a first lien on the Company’s oil and natural gas properties and other assets. Balances outstanding under the credit agreement bear interest at Eurodollar-based rate plus a margin ranging from 3.00% to 4.00%. The rate as of December 31, 2022 and 2021 was 5.53% and 4.87%, respectively. Principal and any accrued interest is due at maturity in April 2026. The line of credit is subject to restrictive debt covenants as defined in the credit agreement.

In January 2021, the Company also entered into a promissory note with a total borrowing capacity of
$30 million. The note has no recourse to the Company’s oil and natural gas properties and other assets. The company had an outstanding balance on the promissory note of $19,161,685 and $18,595,231 as of December 31, 2022 and 2021, respectively. Balances outstanding under the credit agreement bear interest at BSBY rate. The Company treats interest for this promissory note as paid-in-kind interest.

The Company has capitalized debt issuance costs of approximately $1,381,624, at December 31, 2022 and amortizes the debt issuance costs monthly, which is included in interest expense on the consolidated statements of operations.

Amortization expense for the year ended December 31, 2022 was approximately $202,407. Amortization expense for each of the succeeding years is as follows:

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

F. Line of Credit - continued

2023	$293,250
2024	276,805
2025	276,805
2026	92,268
$939,128

G. Members’ Equity and Incentive Units

The equity of the Company is 100% owned by CEC Driftwood Holdings, LLC and certain members of management and employees of the Company. The equity members have made equity commitments to the Company pursuant to the Company’s limited liability company agreement. The balance of prior contributions of equity from equity members and receivables owed from equity members is included within Members' equity on the consolidated balance sheets.

Series C Units

The Company’s limited liability company agreement provides for the issuance of Incentive Units. The Incentive Units entitle the holder to participate in the net profits and cumulative returns of the Company, but are subject to various performance criteria and vesting requirements, as defined in the Company’s limited liability company agreement.

The Company implemented the provisions of FASB ASC Topic 710, Compensation – General, due to the issuance of these management incentive units. The Incentive Units are designed as a profits interest, and the Incentive Unit holders are entitled to an increased share of the distributable cash flow generated by the Company in the event that certain performance hurdles are met. The Incentive Units are accounted for consistent with requirements of ASC Topic 710 due to the payouts being consistent with profit sharing of the Company based on substantive terms of the instruments. Due to the nature of the Incentive Units, no value is attributed and no expense recognized at the date of issuance.

H. Transactions

In July 2022, the Company divested one well in Upton County for $2.1 million. This property was acquired in a package when the Company purchased certain unproved properties. Therefore, no cost basis was assigned to the sold property. As such, no gain or loss was recognized.

In November 2022, the Company entered into a transaction where it divested all its interests in certain Upton County wells for no consideration. These wells were acquired in a package with unproved properties and no basis was assigned to sold properties. As such, no gain or loss was recognized.

In 2021, the Company divested some of its properties in Upton County. The Company recognized $6.39 million loss as a result of these transactions which is included in Loss on sale of assets on the statements of operations.

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

I. Commitments and Contingencies

Environmental Remediation

Various federal, state, and local laws and regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect the Company’s operations and the costs of its oil and natural gas exploration, development, and production operations. The Company does not anticipate that it will be required in the near future to expend significant amounts in relation to the consolidated financial statements taken as a whole by reason of environmental laws and regulations, and appropriately no reserves have been recorded.

Legal Contingencies

In the course of its business affairs and operations, the Company is subject to possible loss contingencies arising from federal, state and local environmental, health and safety laws and regulations and third-party litigation. As of December 31, 2022, there are no matters which, in the opinion of management, will have a material adverse effect on the Company’s financial position, results of operations or cash flows.

Operating Leases

The Company leases a building under a non-cancelable operating lease that expires in 2024.

Future fiscal year minimum payments under the non-cancelable operating lease consisted of the following at December 31, 2022:

2023	$111,592
2024	47,825
Total minimum lease payments	$159,417

When the Company enters into an operating lease that contains a period where there are free or reduced rents, or rent increases throughout the lease term, the Company recognizes rent expense on a straight- line basis over the term of the lease. Deferred rent as of December 31, 2022 and 2021 was approximately $0 and $11,340, respectively. Rent expense for the years December 31, 2022 and 2021 was approximately $147,000 and $147,000, respectively, and is included in general and administrative expense in the accompanying consolidated statements of operations.

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

I. Commitments and Contingencies – continued

Risk and Uncertainties

The Company’s revenue, profitability, and future growth are substantially dependent upon the prevailing and future prices for oil and natural gas, which depend on numerous factors beyond its control such as overall oil and natural gas production and inventories in relevant markets, economic conditions, the global political environment, regulatory developments, and competition from other energy sources. Oil and natural gas prices historically have been volatile and may be subject to significant fluctuations in the future.

J. Subsequent Events

In preparing the accompanying consolidated financial statements, management has evaluated all subsequent events and transactions for potential recognition or disclosure through March 20, 2023 the date the consolidated financial statements were available for issuance.

On February 14, 2023, the Company entered into a purchase and sale agreement to sell the assets of Driftwood Energy Operating, LLC. The deal is expected to close on April 3, 2023, contingent upon certain closing conditions and obligations of the buyer and seller as defined in the purchase and sale agreement.

Supplemental Oil and Gas Reserve Information (Unaudited)

Proved Oil and Gas Reserve Quantities

Netherland, Sewell & Associates (“NSAI”), the Company’s independent reserve engineers, estimated 100% of the Company’s proved reserves as of December 31, 2022. In accordance with SEC regulations, the reserves as of December 31, 2022 were estimated using the Realized Prices, which reflect adjustments to the Benchmark Prices for quality, certain transportation fees, geographical differentials, marketing bonuses or deductions and other factors affecting the price received at the delivery point. The Company’s reserves are reported in three streams: oil, NGL and natural gas.

The SEC has defined proved reserves as the estimated quantities of oil, NGL and natural gas that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. The process of estimating oil, NGL and natural gas reserves is complex, requiring significant decisions in the evaluation of available geological, geophysical, engineering and economic data. The data for a given property may also change substantially over time as a result of numerous factors, including additional development activity, evolving production history and a continual reassessment of the viability of production under changing economic conditions. As a result, material revisions to existing reserve estimates occur from time to time. Although every reasonable effort is made to ensure that reserve estimates reported represent the most accurate assessments possible, the subjective decisions and variances in available data for various properties increase the likelihood of significant changes in these estimates.

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Supplemental Oil and Gas Reserve Information (Unaudited) – continued

Proved Oil and Gas Reserve Quantities

The following table disclosed changes in the estimated quantities of proved reserves for 2022:

Proved developed and undeveloped reserves:	Oil	Natural Gas	Natural Gas Liquids	Total
	(MBbls)	(MMcf)	(MMcf)	(MBoe)

Beginning of year - January 1, 2022	13,006	18,289	4,436	20,489
Revisions of previous estimates	(2,699)	5,474	1,723	(63)
Extensions and discoveries	6,789	11,756	3,390	12,139
Divestitures of reserves	(1,009)	(1,885)	(464)	(1,786)
Production	(773)	(1,100)	(580)	(1,536)
End of year - December 31, 2022	15,314	32,535	8,506	29,242

Proved developed reserves:
Beginning of year	3,553	7,442	1,768	6,561
End of year	7,321	17,340	4,503	14,714

Proved undeveloped reserves:
Beginning of year	9,453	10,847	2,668	13,929
End of year	7,993	15,195	4,003	14,528

For the year ending December 31, 2022, the Company’s negative revision of 63 MBoe of previously estimated quantities consisted in performance revisions of proved developed producing wells.

For the year ending December 31, 2022, extensions and discoveries of 12,139 MBoe consisted of the conversion of non-proved undeveloped horizontal locations to proved developed reserves and new horizontal proved undeveloped locations added offsetting recently drilled proved developed producing wells.

Standardized Measure of Discounted Cash Flows

The standardized measure of discounted future net cash flows does not purport to be, nor should it be interpreted to present, the fair value of the oil, NGL and natural gas reserves of the property. An estimate of fair value would take into account, among other things, the value of proved properties and consideration of expected future economic and operating conditions.

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Supplemental Oil and Gas Reserve Information (Unaudited) – continued

The estimates of future cash flows and future production and development costs as of December 31, 2022 are based on the Realized Prices, which reflect adjustments to the Benchmark Prices for quality, certain transportation fees, geographical differentials, marketing or deductions and other factors affecting the price received at the delivery point. All Realized Prices are held flat over the forecast period for all reserve categories in calculating the discounted future net cash flows. In accordance with SEC regulations, the proved reserves were anticipated to be economically producible from the “as of date” forward based on existing economic conditions, including prices and costs at which economic producibility from a reservoir was determined. These costs, held flat over the forecast period, include development costs, operating costs, ad valorem and production taxes and abandonment costs after salvage. Future income tax expenses are computed using the appropriate year-end statutory tax rates applied to the future pretax net cash flows from proved oil, NGL and natural gas reserves, less the tax basis of the Company's oil and natural gas properties. The estimated future net cash flows are then discounted at a rate of 10%.

The following prices were used in the calculation of proved reserves and the standardized measure of discounted future net cash flows for the year ended December 31, 2022:

Benchmark Prices
2022
Oil (per Bbl)	$94.14
Natural gas (per Mcf)	$6.54

Realized Prices
2022
Oil (per Bbl)	$92.98
Natural gas (per Mcf)	$4.37
Natural gas liquids (per Bbl)	$31.88

The following table presents the standardized measure of future net cash flows related to estimated proved oil and natural gas reserves together with changes therein:

2022
Future cash inflows	$1,837,188,400
Future production costs	(412,611,900)
Future development costs	(178,013,400)
Future income tax expense	(9,645,239)
Future net cash flows	1,236,917,861
10% discount for estimated timing of cash flows	(641,525,849)
Standardized measure of future discounted cash flows	$595,392,012

DRIFTWOOD ENERGY PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (continued)

Supplemental Oil and Gas Reserve Information (Unaudited) – continued

It is not intended that the FASB’s standardized measure of discounted future net cash flows represent the fair market value of the Company’s proved reserves. The Company cautions that the disclosures shown are based on estimates of proved reserve quantities and future production schedules which are inherently imprecise and subject to revision, and the 10% discount rate is arbitrary. In addition, prices and costs as of the measurement date are used in the determinations, and no value may be assigned to probable or possible reserves.

The following table presents the changes in the standardized measure of discounted future net cash flows related to the proved oil and gas reserves of the Company for the year ended December 31, 2022:

Standardized measure of discounted
future net cash flows:	2022

Beginning of year - January 1, 2022	$336,163,640
Changes in the year resulting from:
Sales, less production costs	(70,473,905)
Revisions of previous quantity estimates	(1,308,684)
Extensions, discoveries and other additions	264,981,300
Divestiture of reserves	(26,278,600)
Net change in prices and production costs	78,622,921
Net change in estimated future development costs	(16,791,528)
Previously estimated development costs incurred	15,246,100
Net change in taxes	(2,019,228)
Accretion of discount	33,887,270
Timing difference and other	(16,637,274)
End of year - December 31, 2022	$595,392,012

Estimates of economically recoverable oil, NGL and natural gas reserves and of future net cash flows are based upon a number of variable factors and assumptions, all of which are, to some degree, subjective and may vary considerably from actual results. Therefore, actual production, revenues, development and operating expenditures may not occur as estimated. The reserve data are estimates only, are subject to many uncertainties and are based on data gained from production histories and on assumptions as to geologic formations and other matters. Actual quantities of oil, NGL and natural gas may differ materially from the amounts estimated.